Exhibit 99.1

Press Release

Safehold Closes $140 Million of Ground Lease Investments and Signs Agreements for $660 Million of Additional Ground Leases

NEW YORK, August 5, 2019

Safehold Inc. (NYSE: SAFE) reported that it has closed on two previously announced SafeholdTM ground leases underlying office buildings in New York, NY and Austin, TX totaling approximately $140 million, bringing the aggregate portfolio to $1.3 billion.

In addition, the Company has recently signed contracts for another two ground leases totaling nearly $660 million. The largest of these relate to the acquisition of the existing ground lease at 425 Park Avenue in New York, NY for approximately $620 million. In connection with this transaction, the Company has entered into a letter of intent with a sovereign wealth fund to form a joint venture to complete the acquisition. Safehold would own 55% of the venture and act as its manager. The other deal relates to a student housing property in the Phoenix MSA.

Safehold expects to close these transactions in the third or fourth quarter; however, each closing is subject to customary closing conditions and there can be no assurance that the transactions will occur within the expected timeframe or at all. The 425 Park Avenue closing is not conditioned on completing the joint venture.

About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Through its modern ground lease capital solution, Safehold helps owners of high quality multifamily, office, industrial, hospitality and mixed-use properties in major markets throughout the United States generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT) and is managed by its largest shareholder, iStar Inc., seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

Company Contact:

Jason Fooks, Senior Vice President of Investor Relations & Marketing

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
investors@safeholdinc.com